October 2, 1997
Wright Medical Technology, Inc.
5677 Airline Road
Arlington, Tennessee 38002

Ladies and Gentlemen:

     We are acting as special tax counsel to Wright Medical Technology,  Inc., a Delaware corporation, in connection with its offer to exchange $1,000 principal amount of its 11-3/4% Series D Senior Secured Step-Up Notes due 2000 for each $1,000 principal amount of its outstanding 11-3/4% Series C Senior Secured Step-Up Notes due 2000, pursuant to a Registration Statement on Form S-4, as amended (the "Registration Statement").

     We hereby confirm, based on the assumptions and subject to the qualifications and limitations set forth therein, that the statements in the section of the Registration Statement captioned "Certain Federal Income Tax Considerations," to the extent that such statements constitute statements of law or legal conclusions with respect thereto, represent our opinion, as of the date hereof, with respect to the matters set forth therein. No opinion is expressed on matters other than those specifically referred to herein.

     We assume no obligation to modify or supplement our opinion if, after the date hereof, any applicable laws, regulations, administrative positions or judicial decisions change or we become aware of any facts that might change our opinion.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

     The opinion expressed herein is solely for your benefit and may not be relied upon in any manner or for any purpose by any other person.


                                Very truly yours,

                                FRIED, FRANK, HARRIS, SHRIVER & JACOBSON


                                By: /s/FRIED, FRANK, HARRIS, SHRIVER & JACOBSON